As filed with the Securities and Exchange Commission on June 28, 2004

Registration Statement No. 333-112727

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

POST-EFFECTIVE AMENDMENT NO. 2 ON
FORM S-3
TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	22-3374365
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

___________

Continental Plaza
433 Hackensack Avenue
Hackensack, New Jersey 07601
(201) 968-0980
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

___________

Arnold S. Lippa, Ph.D.
Chief Executive Officer
DOV Pharmaceutical, Inc.
Continental Plaza
433 Hackensack Avenue
Hackensack, New Jersey 07601
(201) 968-0980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________

Copies to:

Joseph R. Siegelbaum, Esq.
Goodwin Procter LLP
599 Lexington Avenue
New York, New York 10022
(212) 813-8800

___________

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  |_|

     Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant files a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
(NOT PART OF THE PROSPECTUS)

     By Registration Statement on Form S-1, No. 333-112727 (the “S-1 Registration Statement”), DOV Pharmaceutical, Inc., or Registrant, registered under the Securities Act of 1933, as amended, 2,920,974 shares of its common stock, including 1,821,428 shares of common stock which Registrant issued in a private placement to a group of funds managed by OrbiMed Advisors, LLC on July 2, 2003.

     At the time of filing of the Registration Statement, Registrant did not meet the requirements for use of Form S-3 and, accordingly, was not able to incorporate by reference its reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, into the Registration Statement. However, at the time of filing of this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement, Registrant meets the requirements for use of Form S-3 and is filing this Post-Effective Amendment on Form S-3 in reliance upon Rule 401(e) promulgated under the Securities Act. This Post-Effective Amendment only includes a prospectus pursuant to which the aforementioned 1,821,428 shares of common stock may be offered as the other shares registered for resale under the original Registration Statement have been resold by the holder(s) thereof prior to this filing. This Post-Effective Amendment pertains to any resale transaction of the common stock and is intended to allow Registrant to incorporate by reference its reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act into this Registration Statement, as amended.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 28, 2004

1,821,428 Shares

Common Stock

     This prospectus relates to the offer and sale by the selling stockholder identified in this prospectus of 1,821,428 shares of common stock of DOV Pharmaceutical, Inc. We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations undertaken at the time of the original issuance of the shares. We will not receive any proceeds from the selling stockholder’s sale of the shares, but we are bearing the expenses of the registration.

     Our common stock is quoted on the Nasdaq National Market under the symbol “DOVP”. On June 24, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $12.64 per share.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June , 2004.

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained in this prospectus is correct as of any time subsequent to the date stated or the date hereof.

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PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

     This prospectus contains forward-looking statements. You should read the explanations of the qualifications and limitations of such forward-looking statements on page 15 of this prospectus. You should not place undue reliance on these forward-looking statements.

     Unless the context otherwise requires, all references to “we,” “us,” “our company” or “the Company” in this prospectus refer collectively to DOV Pharmaceutical, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

DOV Pharmaceutical, Inc.

Our Company

     We are a biopharmaceutical company focused on the discovery, in-licensing, development and commercialization of novel drug candidates for central nervous system, or CNS, and other disorders, including cardiovascular, that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs. Our product candidate for insomnia, indiplon, is currently in Phase III clinical trials, our product candidate for pain, bicifadine, is in a Phase III program and our product candidate for the treatment of anxiety disorders, ocinaplon, has completed two Phase II clinical trials. Our sublicensee, Neurocrine Biosciences, Inc., or Neurocrine, has indicated that it intends to file a new drug application, or NDA, for indiplon in 2004 for multiple insomnia indications.

     Indiplon has demonstrated efficacy in nine Phase III clinical trials and bicifadine has demonstrated efficacy in two substantial placebo-controlled clinical trials in post-surgical pain, one of which was a Phase III clinical trial. Ocinaplon has demonstrated efficacy in two Phase II clinical trials. The start of a Phase III pivotal trial for ocinaplon, initially scheduled to begin in 2003, was placed on hold by the United States Food and Drug Administration, or FDA, in October 2003 pending receipt by the FDA of satisfactory additional safety information. We submitted information to the FDA and requested that the clinical hold be lifted. On June 25, 2004 the FDA agreed to lift the clinical hold on ocinaplon subject to its review of a revised clinical trial protocol that among other things would include frequent liver enzyme testing. The Company intends to submit such revised protocol shortly and expects to commence a pivotal clinical trial in 2004.

     We are currently finalizing the clinical plan for DOV diltiazem’s further development that we intend to discuss with the FDA in the third quarter of 2004. We intend then to evaluate strategic alternatives for DOV diltiazem’s Phase III clinical development. Our lead product candidate for the treatment of depression, DOV 216,303, has completed a Phase II clinical trial and our second product candidate for depression, DOV 21,947, is in Phase I clinical development. We filed an investigational new drug application with the FDA for DOV 21,947 in May 2004 and are now planning its further clinical development. We also have two compounds in preclinical development, DOV 102,677, for the treatment of Parkinson’s disease, restless leg syndrome, attention deficit disorder and DOV 51,892, for anxiety disorders including panic. Based upon preclinical pharmacological data, we intend to move these product candidates into clinical testing in the second half of 2004.

     Our core scientific expertise is in the cellular and molecular pharmacology underlying neurotransmission. Our senior management team has substantial experience in CNS drug discovery and development. During their careers, they have participated in the discovery and development of new drugs that have been successfully brought to market.

     To enhance our drug development and commercialization efforts, we have sublicensed indiplon to Neurocrine, which entered into a development and commercialization agreement with Pfizer, Inc., or Pfizer, in December 2002. We, together with Neurocrine and Wyeth (formerly American Cyanamid Company), have entered into an agreement with Pfizer, granting certain rights to Pfizer under our sublicense agreement with Neurocrine.

Other Information

     We incorporated in New Jersey in April 1995 and reincorporated in Delaware in November 2000. Our executive offices are located at 433 Hackensack Avenue, Hackensack, New Jersey 07601. Our telephone number is (201) 968-0980 and our web site address is http://www.dovpharm.com. The information found on our website is not part of this prospectus. This prospectus contains the trademarks and trade names of other entities that are the property of their respective owners.

The Offering

     This prospectus relates to the offer and sale by the selling stockholder of up to 1,821,428 shares of common stock of DOV Pharmaceutical, Inc. We are registering the resale of the common stock covered by this prospectus in order to fulfill our contractual obligations undertaken at the time of the original issuance of the shares and securities convertible into the shares. Registration of the common stock does not necessarily mean that all or any portion of such shares will be offered for sale by the selling stockholder. The selling stockholder may sell these shares in one or more transactions of the type described elsewhere in this prospectus under the heading of “Plan of Distribution.” We will not receive any proceeds from the selling stockholder’s sale of these shares, but we are bearing the expense of registration.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholder identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to 1,821,428 shares of common stock. The prospectus supplement may also add, update, supplement or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part and any other of our other filings with the Securities and Exchange Commission made subsequent to the date hereof. You also should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Plan of Distribution

     The selling stockholder may sell the shares through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the shares may be effected in one or more transactions at prices related to prevailing market prices or at negotiated prices.

RISK FACTORS

     You should carefully consider the following risks and all other information contained in this prospectus before purchasing our stock. Although we have described below the risks we consider material, additional risks and uncertainties not known to us or that we now believe to be non-material could also impair our business. If any of the events covered by the following risks occur, our business, results of operations and financial condition could be harmed. In that case, the trading price of our common stock could decline, and you could lose some of or all the value of your investment.

Risks Related to Our Business

We have incurred losses since our inception and expect to incur significant losses for the foreseeable future, and we may never reach profitability.

     Since our inception in April 1995 through March 31, 2004, we have incurred significant operating losses and, as of March 31, 2004, we had an accumulated deficit of $75.1 million. We have not yet completed the development, including obtaining regulatory approvals, of any product candidate and, consequently, have not generated any revenues from the sale of products. Even if we succeed in developing and commercializing one or more of our product candidates, we may never achieve significant sales revenue and we expect to incur operating losses for the foreseeable future. We also expect to continue to incur significant operating expenses and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

  conduct clinical trials;

  conduct research and development on existing and new product candidates;

  make milestone and royalty payments;

  seek regulatory approvals for our product candidates;

  commercialize our product candidates, if approved;

  hire additional clinical, scientific and management personnel;

  add operational, financial and management information systems and personnel; and

  identify additional compounds or product candidates and acquire rights from third parties to those compounds or product candidates through a grant of a license to us, referred to as in-licensing.

     We must generate significant revenue to achieve and maintain profitability. We may not be able to generate sufficient revenue and we may never be able to achieve or maintain profitability.

We are dependent on the successful outcome of clinical trials for our six lead product candidates.

     None of our product candidates is currently approved for sale by the FDA or by any other regulatory agency in the world, and our product candidates may never be approved for sale or become commercially viable. Before obtaining regulatory approval for the sale of our product candidates, they must be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy for humans. Our success will depend on the success of our currently ongoing clinical trials and subsequent clinical trials that have not yet begun.

     There are a number of difficulties and risks associated with clinical trials. The possibility exists that:

  we may discover that a product candidate may cause harmful side effects;

  we may discover that a product candidate does not exhibit the expected therapeutic results in humans;

  results may not be statistically significant or predictive of results that will be obtained from large-scale, advanced clinical trials;

  we or the FDA may suspend or place on hold any ongoing or planned clinical trials of our product candidates for any of a number of reasons;

  patient recruitment may be slower than expected; and

  patients may drop out of our clinical trials.

      On October 2, 2003, the FDA placed the start of our Phase III pivotal clinical trial of ocinaplon on hold and requested that we produce additional safety information. We submitted information to the FDA requesting the clinical hold be lifted. On June 25, 2004 the FDA agreed to lift the clinical hold on ocinaplon subject to its review of a revised clinical trial protocol that among other things would include frequent liver enzyme testing. The Company intends to submit such revised protocol shortly and expects to commence a pivotal clinical trial in 2004. We cannot assure you that upon review the FDA will consider the revised protocol satisfactory or that further discussion with FDA staff will not be required. We cannot assure you that we have submitted or will be able to submit all information expected by the FDA or further information that may be requested by the FDA, or that our response will be seen as persuasive, or that the FDA will release the hold placed by it on the commencement of a Phase III pivotal clinical trial of ocinaplon or any revised clinical study designed to respond to the FDA’s safety concerns. Given the uncertainty surrounding the regulatory and clinical trial process, we may not be able to successfully advance the development of safe, commercially viable products including ocinaplon. If we are unable to successfully develop and commercialize any of our product candidates, this could severely harm our business, impair our ability to generate revenues and adversely impact our stock price.

We may not receive regulatory approvals for our product candidates or approvals may be delayed.

     Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and commercialization of our product candidates and in our ongoing research and development activities. All our product candidates are in various stages of research and development and we have not yet requested or received regulatory approval to commercialize any product candidate from the FDA or any other regulatory body.

     In particular, human therapeutic products are subject to rigorous preclinical testing, clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. The approval process may take many years to complete and may involve ongoing requirements for post-marketing studies. Additionally, even after receipt of FDA approval, the FDA may request additional trials to evaluate any adverse reactions or long-term effects. The scope and expense of such post-approval trials could be extensive and costly to us. Any FDA or other regulatory approval of our product candidates, once obtained, may be withdrawn. If our product candidates are marketed abroad, they will also be subject to extensive regulation by foreign governments.

     Any failure to receive regulatory approvals necessary to commercialize our product candidates would have a material adverse effect on our business. The process of obtaining these approvals and the subsequent compliance with appropriate federal and state statutes and regulations require spending substantial time and financial resources. If we, or our collaborators or licensees, fail to obtain or maintain or encounter delays in obtaining or maintaining regulatory approvals, it could adversely affect the marketing of any product candidates we develop, our ability to receive product or royalty revenues and our liquidity and capital resources.

     As noted above, on October 2, 2003, the FDA placed the start of our Phase III pivotal clinical trial of ocinaplon on hold and requested that we produce additional safety information. We submitted information to the FDA requesting the clinical hold be lifted. On June 25, 2004 the FDA agreed to lift the clinical hold on ocinaplon subject to its review of a revised clinical trial protocol that among other things would include frequent liver enzyme testing. The Company intends to submit such revised protocol shortly and expects to commence a pivotal clinical trial in 2004. We cannot assure you that upon review the FDA will consider the revised protocol satisfactory or that further discussion with FDA staff will not be required.

Our operating results are subject to fluctuations that may cause our stock price to decline.

     Our revenue is unpredictable and has fluctuated significantly from year-to-year and quarter-to-quarter and will likely continue to be highly volatile. We believe that period-to-period comparisons of our past operating results are not good indicators of our future performance and should not be relied on to predict our future results. In the future, our operating results in a particular period may not meet the expectations of any securities analysts whose attention we may attract, or those of our investors, which may result in a decline in the market price of our common stock.

We rely entirely on the efforts of Neurocrine and Pfizer for the development, design and implementation of clinical trials, regulatory approval and commercialization of our insomnia compound, indiplon.

     In 1998, we sublicensed indiplon to Neurocrine without retaining any material rights other than the right to receive milestone payments and royalties on product sales, if any. In December 2002, Neurocrine entered into a development and commercialization agreement with Pfizer Inc. for indiplon. The clinical development, design and implementation of clinical trials, the preparation of filings for FDA approval and, if approved, the subsequent commercialization of indiplon, and all other matters relating to indiplon, are entirely within the control of Neurocrine and Pfizer. We will have no control over the process and, as a result, our ability to receive any revenue from indiplon is entirely dependent on the success of their efforts. Neurocrine and Pfizer may fail or otherwise decide not to devote the resources necessary to successfully develop and commercialize indiplon, which would impair our ability to receive milestone or royalty payments, if any, in respect of indiplon.

Our success in developing our product candidates depends upon the performance of our licensees and collaborative partners.

     Our efforts to develop, obtain regulatory approval for and commercialize our existing and any future product candidates depend in part upon the performance of our licensees and collaborative partners. Currently, we have license and collaborative agreements with Neurocrine, Pfizer and Wyeth. Neurocrine has recently entered into a development and commercialization agreement with Pfizer involving a further sublicense under our agreement with Neurocrine. In connection with certain of these agreements, we have granted certain rights, including development and marketing rights and rights to defend and enforce our intellectual property. We do not have day-to-day control over the activities of our licensees or collaborative partners and cannot assure you that they will fulfill their obligations to us, including their development and commercialization responsibilities in respect of our product candidates. We also cannot assure you that our licensees or collaborators will properly maintain or defend our intellectual property rights or that they will not utilize our proprietary information in such a way as to invite litigation that could jeopardize or potentially invalidate our proprietary information or expose us to potential liability. Further, we cannot assure you that our licensees or collaborators will not encounter conflicts of interest, changes in business strategy or other business issues, or that they will not acquire or develop rights to competing products, all of which could adversely affect their willingness or ability to fulfill their obligations to us.

     From January 1999 until October 21, 2003, Elan and we were engaged in developing controlled release formulations of bicifadine and ocinaplon pursuant to our joint venture. Effective January 1, 2003, Elan no longer funded its pro rata portion of the joint venture’s expenses and, on October 21, 2003, we acquired from Elan 100% ownership of Nascime Limited, the joint venture’s operating subsidiary, and the product candidates bicifadine and ocinaplon. This acquisition ended our involvement with Elan in the nearly five-year joint venture. If we decide to retain Elan to provide additional development and manufacturing services, we and Elan will negotiate appropriate terms under a new agreement. In March 2003, we and Biovail terminated our collaboration for DOV diltiazem.

     Any failure on the part of our licensees or collaborators to perform or satisfy their obligations to us could lead to delays in the development or commercialization of our product candidates and affect our ability to realize product revenues. Disagreements with our licensees or collaborators could require or result in litigation or arbitration, which could be time-consuming and expensive. If we fail to maintain our existing agreements or establish new agreements as necessary, we could be required to undertake development, manufacturing and commercialization activities solely at our own expense. This would significantly increase our capital requirements and may also delay the commercialization of our product candidates.

Our existing collaborative and licensing agreements contain, and any such agreements that we may enter into in the future may contain, covenants that restrict our product development and commercialization activities.

     Our existing license and collaborative agreements and not atypically those in the industry contain covenants that restrict product development or future business efforts and involve, among other things, limitations on licensing product candidates to third parties. Because of these restrictive covenants, if our licensees or collaborators fail to fulfill their obligations to us or we are otherwise not able to maintain these relationships, we cannot assure you that we will be able to enter into alternative arrangements or assume the development of these product candidates ourselves. This would significantly affect our ability to commercialize our product candidates. Further, we cannot assure you, even if alternative arrangements are available to us, that they will be any less restrictive on our business activities.

If we are unable to create sales, marketing and distribution capabilities, or enter into agreements with third parties to perform these functions, we will not be able to commercialize our product candidates.

     We do not have any sales, marketing or distribution capabilities. In order to commercialize our product candidates, if any are approved, we must either acquire or internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services for us. If we obtain FDA approval for our existing product candidates, we intend to rely on relationships with one or more pharmaceutical companies or other third parties with established distribution systems and direct sales forces to market our product candidates. If we decide to market any of our product candidates directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel, and negatively impact our product development efforts. Moreover, we may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent we enter into licensing agreements without, and do not exercise co-promotion rights, our product revenues are likely to be lower than if we directly marketed and sold our product candidates, and any revenue we receive will depend upon the efforts of third parties, which may not be successful.

If we cannot raise additional funding, we may be unable to complete development of our product candidates.

     At March 31, 2004, we had cash and cash equivalents and marketable securities of $57.9 million. We currently have no commitments or arrangements for any financing. We believe that our existing cash, cash equivalents and marketable securities will be sufficient to fund our anticipated operating expenses, debt obligations and capital requirements until at least the end of 2004. Our convertible line of credit promissory note matures on January 20, 2005, at which time the principal amount and unpaid accrued interest become due and payable. At anytime prior to the date the note is paid in full, the holder of the note has the right to convert the outstanding principal and unpaid accrued interest amount of the convertible line of credit promissory note into shares of our common stock at $3.41 per share. If in January 2005 the note holder chooses to have the note repaid in cash, we will be required to pay them approximately $4.0 million. Even if the note holder chooses to exchange the notes into shares of our common stock, we believe that we may require additional funding after 2004 to continue our research and development programs, including preclinical testing and clinical trials of our product candidates, for operating expenses and to pursue regulatory approvals for our product candidates. We may continue to seek additional capital through public or private financing or collaborative agreements. If adequate funds are not available, we may be required to curtail significantly or eliminate at least temporarily one or more of our product development programs.

The success of our business depends upon the members of our senior management team, our scientific staff and our ability to continue to attract and retain qualified scientific, technical and business personnel.

     We are dependent on the members of our senior management team, in particular, our Chief Executive Officer, Dr. Arnold Lippa, our Senior Vice President and Chief Scientific Officer, Dr. Phil Skolnick and our Senior Vice President of Drug Development, Dr. Warren Stern, for our business success. Moreover, because of the specialized scientific and technical nature of our business, we are also highly dependent upon our scientific staff, the members of our scientific advisory board and our continued ability to attract and retain qualified scientific, technical and business development personnel. Dr. Lippa holds a substantial amount of vested common stock not subject to repurchase in the event of termination. We do not carry key man life insurance on the lives of any of our key personnel. There is intense competition for human resources, including management in the scientific fields in which we operate and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the successful development of our product candidates, and any expansion into areas and activities requiring additional expertise. In addition, there can be no assurance that such personnel or resources will be available when needed. The loss of the services of Drs. Lippa, Skolnick or Stern, or other key personnel, could severely harm our business if a replacement possessing a similar level of expertise cannot be retained or if the key person’s responsibilities can not be assumed by existing employees.

Because some of our patents with respect to certain of our product candidates have expired or will expire in the near term, we may be required to rely solely on the Hatch-Waxman Act for market exclusivity.

     A number of patents that we licensed from Wyeth have expired, including the patent that provides protection for the use of DOV 216,303 for the treatment of depression, the use of bicifadine for the treatment of pain and the use of ocinaplon for anxiety. Patents protecting intermediates useful in the manufacture of ocinaplon are due to expire in 2007. The numerous patent applications pending and others in preparation covering our compounds, even if approved, may not afford us adequate protection against generic versions of our product candidates or other competitive products. In the event we achieve regulatory approval to market any of our product candidates, including bicifadine, DOV 216,303 or ocinaplon, and we are unable to obtain adequate patent protection for the ultimate marketed product, we will be required to rely to a greater extent on the Hatch-Waxman Act, and applicable foreign legislation, to achieve market exclusivity. The Hatch-Waxman Act generally provides for marketing exclusivity to the first applicant to gain approval for a particular drug by prohibiting filing of an abbreviated new drug application, or ANDA, by a generic competitor for up to five years after the drug is first approved. The Hatch-Waxman Act, however, also accelerates the approval process for generic competitors using the same active ingredients once the period of statutory exclusivity has expired. It may also in practice encourage more aggressive legal challenges to the patents protecting approved drugs. In addition, because some of our patents have expired, third parties may develop competing product candidates using our product compounds and if they obtain regulatory approval for those products before we do, we would be barred from seeking an ANDA for those products under the Hatch-Waxman Act for the applicable statutory exclusivity period.

Our business activities require compliance with environmental laws, which if violated could result in significant fines and work stoppage.

     Our research and development programs, and the manufacturing operations and disposal procedures of our contractors and collaborators, are affected by federal, state, local and foreign environmental laws. Although we intend to comply with applicable environmental laws, our contractors and collaborators may not comply with these laws. Failure to comply with environmental laws could result in significant fines and work stoppage, and may harm our business.

We intend to pursue a rapid growth strategy, which could give rise to difficulties in managing and successfully implementing such growth.

     We intend to pursue a strategy of growth, both with regard to infrastructure and personnel, and will seek to aggressively develop our current product candidates and to acquire new product candidates. In the event of rapid growth in our operations, we will need to hire additional personnel, some of whom, due to the specialized scientific and technical nature of our business, must possess advanced degrees, be highly skilled and have many years of experience. We may be unable to attract and retain the necessary qualified personnel, or such personnel may not be available when needed, to successfully meet our growth needs. We cannot assure you that we will be able to obtain the personnel needed to achieve such growth or that we will be able to obtain and maintain all regulatory approvals or employ the best personnel to ensure compliance with all applicable laws, regulations and licensing requirements that may be necessary as a result of such growth.

Our bylaws require us to indemnify our officers and directors to the fullest extent permitted by law, which may obligate us to make substantial payments and in some instances payments in advance of judicial resolution of entitlement.

     Our bylaws require that we indemnify our directors, officers and scientific advisory board members, and permit us to indemnify our other employees and agents, to the fullest extent permitted by the Delaware corporate law. This could require us, with some legally prescribed exceptions, to indemnify our directors, officers and scientific advisory board members against any and all expenses, judgments, penalties, fines and amounts reasonably paid in defense or settlement in connection with an action, suit or proceeding relating to their association with us. For directors, our bylaws require us to pay in advance of final disposition all expenses including attorneys’ fees incurred by them in connection with any action, suit or proceeding relating to their status or actions as directors. Advance payment of legal expenses is discretionary for officers, scientific advisory board members and other employees or agents. We may make these advance payments provided that they are preceded or accompanied by an undertaking on behalf of the indemnified party to repay all advances if it is ultimately determined that he or she is not entitled to be indemnified by us. Accordingly, we may incur expenses to meet these indemnification obligations, including expenses that in hindsight are not qualified for reimbursement and possibly not subject to recovery as a practical matter.

Provisions of Delaware law, our charter and by-laws and our stockholders rights plan may make a takeover more difficult.

     Provisions of our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Moreover, our stockholders rights plan, adopted in October 2002, commonly called a poison pill, empowers our board of directors to delay or negotiate, and thereby possibly to thwart, any tender or takeover attempt the board of directors opposes. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors.

Risks Related to our Industry

We face intense competition and if we are unable to compete effectively, the demand for our products, if any, may be reduced.

     The pharmaceutical industry is highly competitive and marked by a number of established, large pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. We face and will continue to face competition in the discovery, in-licensing, development and commercialization of our product candidates, which could severely impact our ability to generate revenue or achieve significant market acceptance of our product candidates. Furthermore, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive. We are focused on developing product candidates for the treatment of central nervous system, cardiovascular and urological disorders, and we have a number of competitors. If one or more of their products or programs are successful, the market for our product candidates may be reduced or eliminated. Compared to us, many of our competitors and potential competitors have substantially greater:

  capital resources;

  research and development resources, including personnel and technology;

  regulatory experience;

  preclinical study and clinical testing experience; and

  manufacturing, distribution and marketing experience.

     As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we. Our competitors may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates or technologies. Our competitors may also develop drugs that are more effective, useful and less costly than ours and may also be more successful than we and our collaborators or licensees in manufacturing and marketing their products.

If we are unable to protect our intellectual property, our competitors could develop and market products based on our discoveries, which may reduce demand for our product candidates.

To a substantial degree, our success will depend on the following intellectual property achievements:

  our ability to obtain patent protection for our proprietary technologies and product candidates, as well as our ability to preserve our trade secrets;

  the ability of our collaborators and licensees to obtain patent protection for their proprietary technologies and product candidates covered by our agreements, as well as their ability to preserve related trade secrets; and

  our ability to prevent third parties from infringing upon our proprietary rights, as well as the ability of our collaborators and licensees to accomplish the same.

     Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, we, either alone or together with our collaborators or licensees, intend to seek and enhance patent protection for our proprietary technologies and product candidates. The risk exists, however, that these patents may be unobtainable and that the breadth of the claims in a patent, if obtained, may not provide adequate protection of our, or our collaborators’ or licensees’, proprietary technologies or product candidates. We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our collaborators, licensees, employees and consultants. We also have confidentiality and invention or patent assignment agreements with our employees and some of, but not all, our collaborators and consultants. If our employees, collaborators or consultants breach these agreements, we may not have adequate remedies for any such breach, and our trade secrets may otherwise become known to or independently discovered by our competitors.

     In addition, although we own or otherwise have certain rights to a number of patents, and patent applications, the issuance of a patent is not conclusive as to its validity or enforceability, and third parties may challenge the validity or enforceability of our patents or the patents of our collaborators or licensees. We cannot assure you how much protection, if any, will be given to our patents if we attempt to enforce them or if they are challenged in court or in other proceedings. It is possible that a competitor may successfully challenge our patents, or the patents of our collaborators or licensees, or that challenges will result in elimination of patent claims and therefore limitations of coverage. Moreover, competitors may infringe our patents or the patents of our collaborators or licensees. To prevent infringement or unauthorized use, we may be required to file infringement claims, which are expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the ground that our patents do not cover its technology. In addition, interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of our collaborators or licensees. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to management. We cannot assure you that we, or our collaborators or licensees, will be able to prevent misappropriation of our respective proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

The intellectual property of our competitors or other third parties may prevent us from developing or commercializing our product candidates.

     Our product candidates and the technologies we use in our research may inadvertently infringe the patents or violate the proprietary rights of third parties. In addition, other parties conduct their research and development efforts in segments where we, or our collaborators or licensees, focus research and development activities. We cannot assure you that third parties will not assert patent or other intellectual property infringement claims against us, or our collaborators or licensees, with respect to technologies used in potential product candidates. Any claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In addition, any patent claims brought against our collaborators or licensees could affect their ability to carry out their obligations to us. Furthermore, as a result of a patent infringement suit brought against us, or our collaborators or licensees, the development, manufacture or potential sale of product candidates claimed to infringe a third party’s intellectual property may have to stop or be delayed, unless that party is willing to grant certain rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our product candidates. We may not, however, be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we, or our collaborators or licensees, were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

Our ability to receive royalties and profits from product sales depends in part upon the availability of reimbursement for the use of our products from third-party payors, for which we may or may not qualify.

     Our royalties or profits will be heavily dependent upon the availability of reimbursement for the use of our products from third-party health care payors, both in the United States and in foreign markets. The health care industry and these third-party payors are experiencing a trend toward containing or reducing the costs of health care through various means, including lowering reimbursement rates and negotiating reduced payment schedules with service providers for drug products. These cost containment efforts could adversely affect the market acceptance of our product candidates and may also harm our business. There can be no assurance that we will be able to offset any of or all the payment reductions that may occur. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

  safe, effective and medically necessary;

  appropriate for the specific patient;

  cost-effective; and

  neither experimental nor investigational.

     Reimbursement approval is required from each third-party payor individually, and seeking this approval is a time-consuming and costly process. Third-party payors may require cost-benefit analysis data from us in order to demonstrate the cost-effectiveness of any product we might bring to market. We cannot assure you that we will be able to provide data sufficient to gain acceptance with respect to reimbursement. There also exists substantial uncertainty concerning third-party reimbursement for the use of any drug product incorporating new technology. We cannot assure you that third-party reimbursement will be available for our product candidates utilizing new technology, or that any reimbursement authorization, if obtained, will be adequate.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product and may have to limit its commercialization.

     The use of our product candidates in clinical trials and the sale of any approved products may expose us to a substantial risk of product liability claims and the adverse publicity resulting from such claims. These claims might be brought against us by study participants or, once a drug has received regulatory approval and is marketed, by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we may incur substantial losses or expenses, or be required to limit the commercialization of our product candidates. We have obtained limited product liability insurance coverage for our clinical trials in the amount of $3.0 million per occurrence and $3.0 million in the aggregate. Our insurance coverage, however, may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us would decrease our cash and could cause our stock price to fall.

Risks Related to this Offering

Our stock price is likely to be volatile and the market price of our common stock after this offering may drop below the price you pay.

     Prior to our April 24, 2002 initial public offering of 5,000,000 shares of our common stock, there had been no public market for our common stock and an active public market for our common stock may cease at any time. Market prices for securities of biopharmaceutical companies have been particularly volatile. In particular, our stock price experienced a substantial decline after our initial public offering. Some of the factors that may cause the market price of our common stock to fluctuate include:

  results of clinical trials conducted by us or on our behalf, or by our competitors;

  business or legal developments concerning our collaborators or licensees, including Pfizer and Neurocrine;

  regulatory developments or enforcement in the United States and foreign countries;

  developments or disputes concerning patents or other proprietary rights;

  changes in estimates or recommendations by securities analysts;

  public concern over our drugs;

  litigation;

  future sales of our common stock;

  general market conditions;

  changes in the structure of health care payment systems;

  failure of any of our product candidates, if approved, to achieve commercial success;

  economic and other external factors or other disasters or crises; and

  period-to-period fluctuations in our financial results.

     If any of the foregoing risks occur, our stock price could fall and expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management. In this regard, following a decline in the aftermarket trading price of our common stock in connection with our initial public offering, beginning on April 30, 2002, a number of class action lawsuits were filed naming us as defendants, in addition to certain of our officers and directors and certain of our underwriters. On December 20, 2002, we entered into a settlement agreement, which was approved by the court on April 16, 2003, to settle these lawsuits. Pursuant to the settlement agreement, we have paid the class members (inclusive of their attorneys’ fees and costs) $250,000 in cash and issued them six-year warrants to purchase 500,000 shares of our common stock with an exercise price of $10.00 per share. Upon issuance, we determined the value of the warrants to be $2.2 million.

The general business climate is uncertain and we do not know how this will impact our business or our stock price.

      Over the past several years, there have been dramatic changes in economic conditions and negative impact on general business climate. The United States economy has experienced a significant downturn and has not recovered fully from the recent recession. Compounding the general unease about the current business climate are the still unknown economic and political impacts, long-term, of the September 11, 2001 terrorist attack and hostilities in Iraq, Afghanistan and elsewhere. We are unable to predict how any of these factors may affect our business or stock price.

The ability of our stockholders to control our policies and effect a change of control of our company is limited, which may not be in your best interests.

     There are provisions in our certificate of incorporation and by-laws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. Our stockholder rights plan adopted in October 2002, and commonly called a poison pill, has such provisions. Under the poison pill, our certificate of incorporation empowers our board of directors to delay or negotiate, and thereby possibly thwart, any tender or takeover attempt the board of directors opposes, which could further impede a third party from pursuing a tender offer, change in control or takeover attempt. Moreover, our certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a staggered board. By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire. Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirors of 15% or more of our stock.

Because we do not intend to pay dividends, you will benefit from an investment in our common stock only if it appreciates in value.

     We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of your investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

  demonstrate the safety and efficacy of our product candidates at each stage of development;

  meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

  meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

  meet obligations and achieve milestones under our license and other agreements;

  obtain and maintain collaborations as required with pharmaceutical partners;

  obtain substantial additional funds;

  obtain and maintain all necessary patents, licenses and other intellectual property rights; and

  produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

     You should read this prospectus completely, including the Risk Factors beginning on page 3 of this prospectus. We qualify all our forward-looking statements by these cautionary statements. There may also be other factors that may materially affect our forward-looking statements and our future results. As a result of the foregoing, readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

THE SELLING STOCKHOLDER

     The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of June 28, 2004, the number of shares of common stock covered by this prospectus and the total number of shares of common stock that the selling stockholder will beneficially own upon completion of this offering. This table assumes that the selling stockholder will offer for sale all the shares of common stock covered by this prospectus. The registration of the shares of common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholder. The 1,821,428 shares of common stock offered pursuant to this prospectus are compromised of 1,428,571 shares and warrants to purchase 392,857 shares of our common stock that were issued to a group of funds managed by OrbiMed Advisors, LLC in a private placement that concluded on July 2, 2003. At that time, we agreed to register for resale these shares and agreed to bear the expenses incurred to register these shares for resale by the selling stockholder. We will not receive any of the proceeds from the offer and sale of these shares.

     The amounts set forth below are based upon information provided to us by representatives of the selling stockholder, or otherwise disclosed by the selling stockholder in its filings with the Securities and Exchange Commission as of December 31, 2003, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholder may acquire or dispose of additional shares of common stock from time to time after the above date.

Name	Common Stock Beneficially Owned as of June 28, 2004	Percentage of All Common Stock Owned Before Offering(2)	Common Stock Offered Hereby	Common Stock to be Owned After Offering(3)	Percentage of All Common Stock Owned After Offering(2)

OrbiMed Advisors, LLC (1)	2,251,428	10.40%	1,821,428	430,000	1.99%

Total	2,251,428	10.40%	1,821,428	430,000	1.99%

(1)	OrbiMed Advisors, LLC and OrbiMed Capital, LLC, together with Samuel D. Islay, who owns a controlling interest in each of the foregoing entities, has or shares, either directly or indirectly, voting and investment power with respect to the shares of our common stock held of record by UBS Juniper Crossover Fund, L.L.C., Caduceus Private Investments, LP and OrbiMed Associates LLC. The shares being offered hereby include (i) 1,428,571 shares and (ii) warrants to purchase 392,857 shares of our common stock at an exercise price of $16.00 per share purchased on July 2, 2003, in a private placement.

(2)	Based upon 21,265,478 outstanding shares of common stock as of June 15, 2004.
(3)	Assumes that the selling stockholder will sell all shares of common stock offered by it under this prospectus.

USE OF PROCEEDS

     This prospectus relates to the offer and sale by the selling stockholder of up to 1,821,428 shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling stockholder, but we are bearing the expense of registration.

PLAN OF DISTRIBUTION

     The selling stockholder, or its respective pledgees, donees, transferees, or any of their respective successors in interest (including shareholders and noteholders of the selling stockholder that receive their shares from the selling stockholder as a gift, distribution upon liquidation or dissolution, partnership distribution or other non-sale related transfer after the date of this prospectus), may sell the securities from time to time on the Nasdaq National Market or any other stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The “selling stockholder” as used in this section of the prospectus refers to the selling stockholder, or its respective pledgees, donees, transferees, or any of their respective successors in interest (including shareholders and noteholders of the selling stockholder that receive their shares from the selling stockholder as a gift, distribution upon liquidation or dissolution, partnership distribution or other non-sale related transfer after the date of this prospectus). The selling stockholder may sell the securities by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
(c)	a special offering, an exchange distribution or a secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;
(e)	privately negotiated transactions;
(f)	short sales;
(g)	through the distribution of the securities by the selling stockholder to their respective partners, members, noteholders or stockholders, including through distributions in connection with a dissolution or liquidation of a selling stockholder;

(h)	one or more underwritten offerings on a firm commitment or best efforts basis;
(i)	sales at other than a fixed price to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities;
(j)	through agreements between a broker or dealer and the selling stockholder to sell a specified number of the securities at a stipulated price per share; and
(k)	any combination of any of these methods of sale.

     The selling stockholder may also transfer the securities by gift. We do not know of any arrangements by the selling stockholder for the sale of any of the securities.

     The selling stockholder may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers or dealers may act as principals or agents of the selling stockholders. Broker-dealers may agree with the selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Broker-dealers will receive commissions or other compensation from the selling stockholder in amounts to be negotiated immediately prior to the sale that will not exceed those customary for the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the securities that is not expected to exceed that customary in the types of transactions involved. The selling stockholder may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

     From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of securities offered by a selling stockholder under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder’s securities will otherwise remain unchanged. In addition, the selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act of 1933, the aggregate amount of securities being offered by the selling stockholder and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the selling stockholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

     The selling stockholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholder and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We have agreed to indemnify and hold harmless the selling stockholder and each person, if any, who controls the selling stockholder within the meaning of the Securities Act of 1933 (and, with respect to the selling stockholder, its respective officers, directors and underwriters) against specified liabilities, including liabilities under the federal securities laws. The selling stockholder has agreed to indemnify and hold harmless us, certain directors, officers and control persons against specified liabilities, including liabilities under the federal securities laws.

     The securities offered hereby were originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act of 1933. We agreed to register the securities under the Securities Act of 1933. We will pay all expenses relating to the offering and sale of the securities, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholder.

     We will not receive any proceeds from the sale by the selling stockholder of the common stock covered by this prospectus.

     We cannot assure you that the selling stockholder will sell all or any portion of the securities offered hereby.

     We will supply the selling stockholder and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by the selling stockholder, we will file a prospectus supplement setting forth:

  the aggregate number of shares to be sold;

  the purchase price;

  the public offering price;

  if applicable, the names of any underwriter, agent or broker-dealer; and

  any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If the selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement, if so required, will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

LEGAL MATTERS

     Goodwin Procter LLP, New York, NY, is acting as our counsel. As of the date of this prospectus, a member of Goodwin Procter LLP owns or beneficially owns an aggregate of 93,000 shares of our common stock and holds options to purchase an additional 40,500 shares of our common stock, all of which are exercisable.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC post-effective amendment number 2 on Form S-3 to a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act of 1933 and the rules and regulations promulgated thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement and the documents incorporated by reference. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

     You can inspect and copy the registration statement and the exhibits and schedules thereto at the public reference facility maintained by the SEC at Room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-732-0330 for further information about the operation of the public reference room. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC’s site on the Internet’s World Wide Web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. Our SEC filings are also available to the public in the SEC’s public reference room from the SEC’s website at http://www.sec.gov.

INCORPORATION BY REFERENCE

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” information that we file with the agency, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of the prospectus but before the end of any offering made under this prospectus and accompanying prospectus:

  our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed  with the SEC on March 15, 2004;

  our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004 and amended by our quarterly report on Form 10Q/A filed with the SEC on June 28, 2004.;
  our current report on Form 8-K, filed with the SEC on January 16, 2004;

  our current report on Form 8-K, filed with the SEC on February 23, 2004;

  our current report on Form 8-K, filed with the SEC on March 15, 2004;

  our current report on Form 8-K, filed with the SEC on March 30, 2004;

  our definitive proxy statement filed with the SEC on April 28, 2004; and
  the description of our common stock contained in the Registration Statement on Form 8-A, filed on April 12, 2002, and all amendments and reports updating such description;

     We also incorporate by reference any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (1) on or after the date of filing of the registration containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the selling stockholder sells all the common stock registered hereunder. These documents will become a part of this prospectus from the date that the documents are filed with the Securities and Exchange Commission.

     Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: DOV Pharmaceutical, Inc., 433 Hackensack Avenue, Hackensack, NJ 07601, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (201) 968-0980. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

1,821,428 Shares

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses payable by us in connection with this offering (excluding underwriting discounts and commissions):

SEC registration fee	$5,000
Accounting fees and expenses	15,000
Legal fees and expenses	45,000
Printing expenses	5,000
Blue sky qualification fees and expenses	0
Miscellaneous	5,000

Total	$75,000

*	The amounts set forth above, except for the Securities and Exchange Commission, are in each case estimated.

Item 15. Indemnification of Directors and Officers

     In accordance with Section 145 of the Delaware General Corporation Law, Article IX of our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) with regard to unlawful dividend payments, stock repurchases or redemptions, or (4) for any transaction from which the director derived any improper personal benefit.

     Article V of our by-laws provides for our indemnification for our past or present directors, officers, and members of our scientific advisory board against expenses, judgments, penalties, fines and amounts reasonably paid in settlement incurred in connection with any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director or officer or member of our scientific advisory board if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Such person shall also be indemnified in connection with a legal proceeding initiated by such person only if the legal proceeding was authorized by our board of directors, unless such legal proceeding was brought to enforce such person’s rights to indemnification or, in the case of our directors, advancement of certain expenses in accordance with our by-laws. Article V of our by-laws also provides, at the discretion of our board, similar indemnification for past or present employees or agents who have not served as a director or officer. The by-laws allow us to maintain insurance, at our expense, to protect us or any of the parties mentioned in this section against liability of any character asserted against or incurred by us or any of the parties mentioned in this section, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the by-laws.

     Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any acts or omissions occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibit Index. The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

The following exhibits are filed as part of, or incorporated by reference into, this report:

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q on
May 29, 2002 and incorporated herein by reference).
3.2	Amended and Restated By-Laws of Registrant (filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q on May 29,
2002 and incorporated herein by reference).
4.1	See Exhibits 3.1, 3.3 and 4.3 for instruments defining the rights of holders of common stock of Registrant.
4.2	Specimen certificate for shares of common stock, $0.0001 par value per share, of Registrant (filed as Exhibit 4.2 to
Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-81484) on April 5, 2002 and incorporated herein by reference).
4.3	Shareholder Rights Agreement dated as of October 8, 2002, by and between Registrant and Continental Stock Transfer
& Trust Co., as Rights Agent (filed as Exhibit 4.1 to the Current Report on Form 8-K on October 16, 2002 and
incorporated herein by reference).

5.1	Opinion of Goodwin Procter LLP. (previously filed as Exhibit 5.1 to registration statement on Form S-1 (No. 333-112727) filed with the Securities and Exchange Commission on February 11, 2004).
10.1	Registration Rights Agreement dated as of July 1, 2003 by and among Registrant, PW Juniper Crossover Fund, L.L.C.,
Caduceus Private Investments, LP, and OrbiMed Associates LLC (filed as Exhibit 10.2 to the Current Report on
Form 8-K on July 8, 2003 and incorporated herein by reference).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained in signature page to registration statement on Form S-1 (No. 333-112727) filed with the Securities and Exchange Commission on February 11, 2004)
(b)	Financial Statement Schedules.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i) does not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)	Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, New Jersey, on June 28, 2004.

DOV PHARMACEUTICAL, INC

By:	/s/ Arnold S. Lippa

Arnold S. Lippa Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Arnold S. Lippa	Chief Executive Officer, President and Director
	(Principal Executive Officer)	June 28, 2004
Arnold S. Lippa

/s/ Barbara G. Duncan	Chief Financial Officer (Principal Financial and Accounting
	Officer)	June 28,2004
Barbara G. Duncan

*	Director	June 28, 2004

Bernard Beer

*	Director	June 28, 2004

Zola Horovitz

Director

Patrick Ashe

Director

Daniel S. Van Riper

Director

Theresa A. Bischoff

*	Director	June 28, 2004

Jonathan Silverstein

/s/ Arnold S. Lippa

*By Arnold S. Lippa, as attorney-in-fact, pursuant to the Power of Attorney previously filed.